Exhibit 10.45

AMENDMENT NO. 1 TO PINNACLE FINANCIAL PARTNERS, INC.
2004 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and shareholders of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), have previously adopted the 2004 Equity Incentive Plan (the "Plan"); and

WHEREAS, the Board of Directors and shareholders have previously adopted Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 to the Plan (the "Individual Amendments"); and

WHEREAS, subsequent to the approval of the Individual Amendments the Board of Directors and the shareholders approved the amendment and restatement of the Plan (as amended and restated, the "Amended and Restated Plan"); and

WHEREAS, pursuant to Section 13.1 of the Plan, the Company's Board of Directors has retained the right to amend the Plan; and

WHEREAS, the Company's Board of Directors now desires to amend the Plan.

NOW, THEREFORE, IN CONSIDERATION of the premises and by resolution of the Company's Board of Directors, the Plan is hereby amended as follows:

1.            Section 2(d) of the Amended and Restated Plan is deleted in its entirety and replaced with the following:

"(d) "BANK" shall mean Pinnacle Bank."

2.            Section 7.2 of the Amended and Restated Plan is deleted in its entirety and replaced with the following:

"7.2            Delivery of Shares and Transfer Restrictions. At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The grantee shall have such rights with respect to the Restricted Shares as the Committee may determine in its discretion, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; (iii) the Committee shall determine whether and under what conditions during the restricted period the grantee shall have the right to vote such shares or to receive dividends, or whether such dividends on Restricted Shares shall be held in escrow; and (iv) except as determined by the Committee at or after grant, all of the Shares (and any escrowed dividends) shall be forfeited and all rights of the grantee to such shares (any any escrowed dividends) shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share award are met. Any share, any other securities of the Company and any other property (except for cash dividends, which shall be subject to such restrictions as the Committee may determine in its discretion) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such Restricted Shares. Notwithstanding the foregoing, upon a Termination of Service the Company shall be entitled to recoup, recapture, recover or set off (out of amounts otherwise payable or paid to a grantee) or to otherwise require the repayment of the amount of all dividends previously paid to such grantee on Restricted Shares forfeited upon such Termination of Service."

3.            Section 7.4 of the Amended and Restated Plan is deleted in its entirety and replaced with the following:

"7.4   Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The Committee may determine in its discretion that a Participant shall be credited with dividend equivalents on any Restricted Share Units issued to a Participant at the time of any payment of dividends to shareholders on Shares. The amount of any such dividend equivalents, if any, shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Share Units then issued to the Participant. Any such dividend equivalents, if any, shall be credited to the Participant's account as of the date on which such dividend would have been payable and may, in the Committee's discretion, be converted into additional Restricted Share Units (which shall be immediately vested) based upon the Fair Market Value of a Share on the date of such crediting. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both as determined by the Committee.  No dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested. Accordingly, prior to the distribution thereof, any dividend equivalents not yet paid to a Participant shall be subject to the same conditions and restrictions as the Restricted Share Units on which the dividend equivalents have been credited and in the event that dividend equivalents are credited on Restricted Share Units that a Participant subsequently forfeits, the dividend equivalents on such Restricted Share Units shall also be forfeited.  Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share Unit Award are met."

4.            Section 15.2 of the Amended and Restated Plan is deleted in its entirety and replaced with the following:

"15.2  Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee's discretion, be placed into escrow, with or without interest, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards."

5.            Except as expressly stated herein, all other portions of the Amended and Restated Plan remain in full force and effect.

6.            This Amendment No. 1 to the Pinnacle Financial Partners, Inc. 2004 Amended and Restated Equity Incentive Plan is effective this 17th day of December, 2013.

PINNACLE FINANCIAL PARTNERS, INC.

By:  /s/ M. Terry Turner
Name: M. Terry Turner
Title: President and Chief Executive Officer